                                   EXHIBIT 99

                              OLD KENT THRIFT PLAN
                                PERFORMANCE TABLE


                  The following table illustrates the comparative investment performance of the five investment options offered under the Old Kent Thrift Plan. The performance of some or all of these options also serves as a measure for determining benefits under the Executive Thrift Plan and the Deferred Compensation Plan. The table shows the value of a hypothetical initial investment of $1,000 invested on December 31, 1995, and its value as of December 31 of each subsequent year shown below:


                                          Initial
                                        Investment           12/31/96           12/31/97           12/31/98
                                        on 12/31/95            Value              Value              Value

Savings Fund                                $1,000              $1,055            $1,115             $1,176


Diversified Equity                          $1,000              $1,174            $1,422             $1,637
  Fund

Short Term Bond                             $1,000              $1,047            $1,119             $1,194
  Fund

Old Kent Common                             $1,000              $1,259            $2,247             $2,822
  Stock Fund

Balanced Fund                               $1,000              $1,099            $1,269             $1,439



This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.